FORM 5
         U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                 WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                  ANNUAL STATEMENT OF               |_____________________|
            CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                    |EXPIRES:             |
                                                    | SEPTEMBER 30, 1998  |
         Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
           Securities Exchange Act of 1934,         |BURDEN HOURS         |
          Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
             Holding Company Act of 1935            |_____________________|
         or Section 30(f) of the Investment
                Company Act of 1940
 ___________________________________________________________________________
 1. Name and Address of Reporting Person

      Hartman                       Thomas                        G.
    ________________________________________________________________________
        (Last)                      (First)                    (Middle)

      Klarasbergsviaducten 70, Box 70381
    ________________________________________________________________________
                                   (Street)

      Stockholm                     Sweden                   SE 107 24
    ________________________________________________________________________
        (City)                      (State)                      (Zip)
 ___________________________________________________________________________
 2. Issuer Name and Ticker or Trading Symbol

      Autoliv, Inc. (ALV)
 ___________________________________________________________________________
 3. IRS or Social Security Number of Reporting Person, if an entity
    (Voluntary)

 ___________________________________________________________________________
 4. Statement of Month/Year

    1/99
 ___________________________________________________________________________
 5. If amendment, Date of Original (Month/Year)

 ___________________________________________________________________________
 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director                               ___ 10% Owner
     X  Officer (give title below)             ___ Other (specify below)
    ---
      Vice President - Operations of Autoiv ASP, Inc.;
      Member of Executive Committee

 ___________________________________________________________________________
 7. Individual or Joint/Group Reporting (check applicable line)
    ___Form Filed by One Reporting Person
    ___Form Filed by More than one Reporting Person
 ===========================================================================
 Table I - Non-Derivative Securities Acquired, Disposed of, or
           Beneficially Owned
 ___________________________________________________________________________
 1. Title of Security (Instr. 3)

      Common Stock, par value $1.00 per share
 ___________________________________________________________________________
 2. Transaction Date (Month/Day/Year)

      Sept. 22, 1998, Nov. 2, 1998
 ___________________________________________________________________________
 3. Transaction Code (Instr. 8)

      A, S
 ___________________________________________________________________________
 4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

           2,500                    A, D                       $0*, $31.25
        -----------               --------------              -------------
          Amount                     (A) or (D)                    Price
 ___________________________________________________________________________
 5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr. 3 and 4)

      0
 ___________________________________________________________________________
 6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

 ___________________________________________________________________________
 7. Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________



 [TYPE ENTRIES HERE]


 ===========================================================================
 TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
            Owned (e.g., puts, calls, warrants, options, convertible
            securities)
 ___________________________________________________________________________
 1. Title of Derivative Security (Instr. 3)

      Option
 ___________________________________________________________________________
 2. Conversion of Exercise Price of Derivative Security

      $35.99
 ___________________________________________________________________________
 3. Transaction Date (Month/Day/Year)

      Dec. 7, 1998
 ___________________________________________________________________________
 4. Transaction Code (Instr. 8)

       A
 ___________________________________________________________________________
 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

               5,000
           --------------                           ----------------
                (A)                                        (D)
 ___________________________________________________________________________
 6. Date Exercisable and Expiration Date (Month/Day/Year)

                12/7/99                                 12/7/08
            -----------------                      ----------------
            Date Exercisable                        Expiration Date
 ___________________________________________________________________________
 7. Title and Amount of Underlying Securities (Instr. 3 and 4)

      Common Stock, par value $1 per share              5,000
      ------------------------------------   --------------------------
               Title                         Amount or Number of Shares
 ___________________________________________________________________________
 8. Price of Derivative Security (Instr. 4)

      $0*
 ___________________________________________________________________________
 9. Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)

      18,981
 ___________________________________________________________________________
 10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

      D
 ___________________________________________________________________________
 11. Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________


 [TYPE ENTRIES HERE]





 ___________________________________________________________________________

    EXPLANATION OF RESPONSES:

 * Granted pursuant to Autoliv, Inc. 1997 Stock Incentive Plan


      /s/ Thomas Hartman                                 2/3/99
    ---------------------------------             ------------------
    **  SIGNATURE OF REPORTING PERSON                     DATE



 _____________________________

 ** Intentional misstatements or omissions of facts constitutE Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

   NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

   Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.
 ===========================================================================